Exhibit 10.6

FIRST AMENDMENT TO THE
ALLIANCE DATA SYSTEMS CORPORATION
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

This Amendment to the Alliance Data Systems Corporation Amended and Restated Employee Stock Purchase Plan (the “Plan”), made pursuant to the right to amend reserved in Section 21 of the Plan, amends the Plan as follows, effective for Purchase Periods beginning on and after June 1, 2014.

1.           Section 2(e) is hereby amended in its entirety to read as follows:

“(e)           “Compensation” means an Employee’s annual rate of base pay received by an Employee from the Company or a Designated Subsidiary.  Base pay means the regular wages (i.e., gross straight time), base salary, sick pay, vacation pay or holiday pay, as the case may be, paid to an Employee, but excludes overtime, commissions, and any other form of variable compensation, bonuses and other incentive compensation, disability pay, workers compensation, severance pay, service related cash awards, any amounts which constitute tax gross ups of taxable amounts, and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary. Notwithstanding the foregoing, the Board may amend the definition of Compensation for any Offering Period prior to the commencement of such Offering Period.”

2.           Section 2(l) is hereby amended in its entirety to read as follows:

“(l)           “Offering Period” means, unless amended pursuant to Sections 4 and 21 hereof, a period of six (6) months commencing on the first trading day of each of the first and third calendar quarter of each year and ending on the last trading day of each such calendar quarter, or such other period of time established in advance by the Board.  The Board shall conduct each Offering Period in compliance with Section 423 of the Code, and in no event shall an Offering Period exceed twenty-seven (27) months beginning with the Offering Date.  The terms and conditions of each Offering Period need not be identical but each shall include through incorporation the provisions of this Plan.”

3.           Section 3(b) is hereby amended in its entirety to read as follows:

“(b)           Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if immediately after the grant, such Employee (together with any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary or parent corporation (as such term is defined in Section 424(e) of the Code) of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value (as defined in Section 7(b) below) of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.”

4.           Section 4 is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything in the Plan to the contrary, the Board may establish additional or alternative concurrent, sequential or overlapping Offering Periods, a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods.”

5.           Section 10 is hereby amended in its entirety to read as follows:

“10.           Holding Period and Withdrawal of Shares.

(a)           Promptly following each Purchase Date, the Shares purchased by each participant pursuant to the Plan shall be deposited directly into a restricted brokerage account established in the participant’s name with a Designated Broker.  Except as otherwise provided below, the deposited Shares may not be transferred (either electronically or in certificate form) from the restricted brokerage account until the later of (i) the end of the six-month period measured from the Purchase Date on which the Shares were purchased and (ii) the date of the participant’s termination of employment.  Such limitation shall apply both to transfers to different accounts with the same Designated Broker and to transfers to other brokerage firms.  Any Shares held for the required holding period may thereafter be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

(b)           At any time following the six-month period measured from the Purchase Date of Shares, a participant may withdraw all or any number of whole Shares credited to his or her account on that Purchase Date by directing the Designated Broker to cause his or her Shares to be (i) issued as certificates in the participant’s name; (ii) sold with the net proceeds (less applicable commissions and other charges) distributed in cash to the participant; or (iii) transferred to another brokerage account of the participant.  No such six-month period shall apply after a participant terminates employment.”

6.           Section 14 is hereby amended by renumbering the text thereof as Section 14(a) and adding a new subsection (b) thereto to read as follows:

“(b)           The Board or Committee shall have the power, in its discretion, to adopt such procedures and sub-plans as the Board or Committee deems necessary or appropriate to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of a subsidiary business entity of the Company, provided that any such sub-plan shall not be within the scope of an “employee stock purchase plan” within the meaning of Section 423 of the Code.  Any of the provisions of any such sub-plan may supersede the provisions of this Plan, other than Section 13.  Except as superseded by the provisions of a sub-plan, the provisions of this Plan shall govern such sub-plan.  Alternatively and in order to comply with the laws of a foreign jurisdiction, the Board or Committee shall have the power, in its discretion, to grant options on the Offering Date of any Offering Period to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms that are less favorable than the terms of options granted on the same Offering Date to Employees resident in the United States.”

7.           Section 16 is hereby amended by adding the following sentence to the end thereof:

“An option shall be exercisable during the lifetime of the participant only by the participant.”

8.           Section 26 is hereby amended by adding the following subsection (c) thereto:

“(c)           By enrolling in the Plan, each participant acknowledges and agrees that the option such participant has been awarded under the Plan, and any other options the Company may grant in the future, even if such options are made repeatedly or regularly, and regardless of their amount, (i) are wholly discretionary, are not a term or condition of employment and do not form part of a contract of employment, or any other working arrangement, between the participant and the Company or any Designated Subsidiary; (ii) do not create any contractual entitlement to receive future options or to continued employment; and (iii) do not form part of salary or remuneration for purposes of determining pension payments or any other purposes, including, without limitation, termination indemnities, severance, resignation, redundancy, bonuses, long-term service awards, pension or retirement benefits, or similar payments, except as otherwise required by applicable law.”

9.           The Plan is hereby amended by adding the following Section 28 thereto:

“28.           Data Privacy.

(a)           In order to facilitate the administration of the Plan, it will be necessary for the Company (or its payroll administrators) to collect, hold, and process certain personal information about Employees participating in the Plan (including, without limitation, name, home address, telephone number, date of birth, nationality and job detail and details of the participating Employee’s option grant).  By participating in the Plan, participating Employees consent to the Company (or its payroll administrators) collecting, holding and processing personal data and transferring such data to third parties (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Employee’s participation in the Plan and acknowledge that it may also be necessary to disclose information in order to comply with any legal obligations.

(b)           The Data Recipients will treat the participating Employees’ personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Employees’ participation in the Plan and will take reasonable measures to keep such personal data private, confidential, accurate and current.

(c)           As the Company operates globally, it needs to share personal data with other related companies which are based abroad.  Where the transfer is to a destination outside the Employee’s country of domicile, or if applicable, the European Economic Area, the Company shall take reasonable steps to ensure that such personal data continues to be adequately protected and securely held.  Nonetheless, by participating in the Plan, each participating Employee acknowledges that personal information about such Employee may be transferred to a country that does not offer the same level of data protection as the Employee’s country of domicile, or if applicable, the European Economic Area.

(d)           Participating Employees may, at any time, view their personal data, require any necessary corrections to it or withdraw the consents referenced in this Section 28 in writing by contacting the Senior Analyst and Stock Plan Administrator, whose telephone number is (214) 494-3410.”

10.           In all other respects, the Plan will remain unchanged and in full force and effect.

IN WITNESS WHEREOF, upon authorization of the Board of Directors, the undersigned has executed this Amendment to the Alliance Data Systems Corporation Amended and Restated Employee Stock Purchase Plan on this May 1, 2014.

Alliance Data Systems Corporation

By:            /s/ Leigh Ann K. Epperson
Its:	Senior Vice President, General Counsel and Secretary